Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 of Earthstone Energy, Inc. (Nos. 333-205466, 333-213543, 333-218277, 333-224334, 333-254099, 333-254106, 333-258455, 333-260824, 333-265982, 333-266020, 333-266164, 333-266165, and 333-267256) and Form S-8 (Nos. 333-210734, 333-221248, 333-227720, 333-240998, and 333-258456) of our report dated March 31, 2023, relating to the combined consolidated financial statements of Novo Oil & Gas Holdings, LLC as of December 31, 2022 and 2021 and for the years then ended, appearing in this Current Report on Form 8-K/A of Earthstone Energy, Inc. dated September 5, 2023.

/s/ Moss Adams LLP

Dallas, Texas
September 1, 2023